Exhibit 10.23

Amendment to
Prime Vendor Agreement

This is the first amendment (the “Amendment”) to the Prime Vendor Agreement (“Agreement”), dated May 1, 2007 (“Agreement Date”), among AmerisourceBergen Drug Corporation, a Delaware corporation (“ABDC”), and BJK, Inc., d.b.a. Chem Rx, a New York corporation (“Customer”), Chem Rx New Jersey, LLC, A New Jersey corporation and ChemRx/Salerno’s, LLC, a Pennsylvania limited liability company (“Affiliates”). This Amendment is effective as of October 26, 2007 (“Effective Date”).

In connection with a change of control of Customer and certain financing arrangements between Customer and its lenders, Customer and ABDC have agreed to amend the Agreement as follows.

1.             Defined Terms & Effect of this Amendment

Capitalized terms in this Amendment that are not otherwise defined have the meaning set forth in the Agreement. Except as otherwise set forth in this Amendment, the Agreement continues in full force in accordance with its terms. If there is any conflict between the Agreement and any provision of this Amendment, this Amendment controls.

2.             Minimum Net Purchase Volumes

Customer’s minimum annual Net Purchase volume from ABDC will be, in the aggregate, no less than $120,000,000.00 per Year (prorated for the Year ending April 30, 2008).

3.             Pricing and Payment Terms

A.            Paragraph 2(A) of Exhibit 1 is deleted and amended to read as follows: “Weekly Statement/Three Week Terms. Customer agrees to the following payment terms for Product purchases: Invoices Saturday through Friday will be transmitted for posting no later than 1:00 p.m. (Eastern) on the following third Friday. By way of example, payment for purchases from Saturday the 1st through Friday the 7th is due on Friday the 28th.”

B.            Paragraph 1(A) of Exhibit 1 is amendment by deleting the first sentence of the second paragraph following the Price of Goods matrix and replacing it with the following: “The Price of Goods matrix is based on payment terms of a weekly statement on 3 week terms.”

C.            Paragraph 1(C) of Exhibit 1 is deleted and amended to read as follows: “ABDC will provide Customer with extended dating on Products purchased on a dock-to-dock basis as follows: Pricing will be at the applicable Price of Goods in the matrix Paragraph 1(A) of Exhibit 1 but with payment due on the following fourth Friday (that is, Weekly Statement/Four Week Terms) and no adjustment to the Price of Goods in matrix. Dock-to-dock orders will be shipped to Customer after ABDC receives them from the manufacturer and, as such, service level fill rates and order and delivery terms do not apply to such dock-to-dock orders.”

D.            Within twenty (20) days of the Effective Date, Customer will pay to ABDC the full amount of all outstanding payments that are, as of the date of Customer’s payment, due pursuant to Weekly Statement/Three Week Terms under Section 3(A) of this Amendment.

E.             For purposes of clarity, (1) Source/PRxO Gen compliance ratios in the Price of Goods matrix in Paragraph 1(A) of Exhibit 1 include only purchases from ABDC through its Source Generics or PRxO Generics programs; and (2) monthly Net Purchase volume tiers in such matrix include only purchases from ABDC. Matrix pricing tiers and Source/PRxO Gen Compliance ratios do not include Customer’s Purchases from Bellco.

4.             Credit Deposit

On the Effective Date, Customer will deposit with ABDC the sum of Two Million Five Hundred Thousand Dollars ($2,500,000) in an interest bearing account as a deposit for Customer’s performance of its obligations under this Agreement (the “Deposit”). Customer hereby grants to ABDC a lien upon and continuing security interest in the Deposit as cash collateral and security for the performance of all obligations of Customer hereunder including, without limitation the payment of all amounts due and owing hereunder, which security interest shall be enforceable and subject to all the provisions of this Agreement, as if the Deposit were specifically pledged hereunder, and the Deposit and proceeds thereof may be applied to payment of the obligations of Customer hereunder at any time following the occurrence of a default or event of default in any such obligation hereunder. ABDC shall have no obligation to segregate the Deposit. ABDC’s security interest in the Deposit shall be perfected by possession thereof and such security interest shall be senior to the interest of any other party including, without limitation, Canadian Imperial Bank of Commerce, New York Agency. ABDC shall be entitled to exercise any or all rights, remedies, benefits and privileges available to a secured party under the Uniform Commercial Code as well as those under this Agreement and any other applicable agreement with respect to the Deposit. “Uniform Commercial Code” means the Uniform Commercial Code of Pennsylvania, as the same may be amended from time to time, and any successor statute. In the event any or all of the Deposit is applied against any such obligations, ABDC shall give written notice thereof to Customer and, not later than two business days after the date such notice is received, Customer shall deposit with ABDC an amount equal to the amount of the deposit so applied. Any such new deposit shall be and become the “Deposit” hereunder and, accordingly, Customer hereby grants a lien upon and continuing security interest in such deposit as security for the performance of all obligations of Customer hereunder including, without limitation the payment of all amounts due and owing hereunder. Upon the expiration or termination of the Agreement, ABDC may deduct from such deposit and any interest earned thereon any unpaid amounts owed under the Agreement, including payment for Products and Services. ABDC will return to Customer any balance remaining within ninety (90) days of the expiration or termination of the Agreement. Such credit deposit will not relieve Customer of its obligation to pay promptly.

5.             Joinder

Affiliates agree that the term “Customer” in the Agreement and this Amendment shall be interpreted to refer to and include Affiliates. Affiliates agree that by executing this Amendment, the Affiliates hereby adopt the Agreement and the Amendment and agree to be bound by all the terms, conditions, responsibilities and provisions of the Agreement and the Amendment.

6.             SECURITY Interest

Section 9.2 of Exhibit 3 to the Prime Vendor Agreements hereby terminated and ABDC agrees that it shall file a UCC 3 termination statement with respect to the security interest previously created under such section.

In Witness Whereof, the parties have had a duly authorized officer, partner or principal execute this Amendment as of its Effective Date.

Customer		ABDC:
BJK, Inc.		AmerisourceBergen Drug Corporation

By:	/s/Jerry Silva	By:	/s/Michael D. Dicandilo
	Jerry Silva		Michael D. Dicandilo
	Chief Executive Officer		Executive Vice President and Chief Financial Officer

Customer		Customer
ChemRx New Jersey, LLC		ChemRx Salerno's, LLC

By:	BJK, Inc., as sole member	By:	BJK, Inc., as sole member

By:	/s/Jerry Silva	By:	/s/Jerry Silva
	Jerry Silva		Jerry Silva
	Chief Executive Officer		Chief Executive Officer